Exhibit 10.3
FIRST AMENDMENT TO
LIMITED PARTNERSHIP AGREEMENT OF
PARKWAY PROPERTIES OFFICE FUND II, L.P.
     THIS FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT OF PARKWAY PROPERTIES OFFICE FUND II , L.P. (the “Partnership”), a Delaware limited partnership (“Amendment”) is made as of April 10, 2011 by and among, PPOF II, LLC, a Delaware limited liability company, as the sole general partner of the Partnership (“General Partner”), Parkway Properties LP, a Delaware limited partnership (“Parkway”), and Teacher Retirement System of Texas, a public pension fund and public entity of the State of Texas (“TRST” and together with Parkway, the “Limited Partners”). The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners”.
     WHEREAS, Offices at Two Liberty Place, L.P., a Delaware limited partnership (“Office LP”) and Two Liberty Place, L.P., a Delaware limited partnership (“TLP LP”) (Office LP and TLP LP are collectively referred to herein as the “Unit Owners”) own Unit A Office, Unit B Office and Unit C Office together with related parking facilities and other common elements, (the “Commercial Units”).
     WHEREAS, the Commercial Units are located within the mixed-use complex known as Two Liberty Place, Philadelphia Pennsylvania (“Two Liberty Place”).
     WHEREAS, the Partnership intends to acquire through an Investment Vehicle all of the general partnership interests and 88.99% of the limited partnership interest in the Unit Owners thereby acquiring an 89% indirect interest in the Commercial Units and all related property rights (“Two Liberty Acquisition”).
     WHEREAS, the Partnership intends to finance the Two Liberty Acquisition by calling 78.65% of the equity capital required by the Partnership from TRST and 21.35% of the equity capital required by the Partnership from Parkway.
     WHEREAS, following the consummation of the Two Liberty Acquisition and the contribution by TRST and Parkway of the contemplated amounted of equity capital, TRST will own a 70% indirect interest and Parkway will own a 19% indirect interest in the Commercial Units (“Two Liberty Investment”).
     WHEREAS, the Partners executed that certain Limited Partnership Agreement of Parkway Properties Office Fund, L.P. (the “Partnership Agreement”), dated as of May 14, 2008.
     WHEREAS, the terms of the Two Liberty Acquisition are not consistent with the investment guidelines stated in the Partnership Agreement, and the Partners desire to amend the Partnership Agreement in connection with the Two Liberty Acquisition.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Capitalized Terms. All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Partnership Agreement.
     2. Core Market. The defined term “Core Market” shall be expanded solely for the purpose of the Two Liberty Acquisition to include Philadelphia, Pennsylvania as an additional primary targeted market.
     3. Percentage Interest. For purposes of the Two Liberty Acquisition, “Percentage Interest” for each Partner shall be expressed as a percentage based on the relative aggregate Capital Contributions made in connection with the Two Liberty Investment (collectively referred to herein as “Two Liberty Percentage Interests”) and each Partners initial Capital Contribution with respect to the Two Liberty Investment shall be made as follows:

	Percentage	Expected Capital Contribution
TRST	78.65%	$63,129,897
Parkway	21.35%	$17,136,978
General Partner	0%	$0.00
     4. Allocation of Profits. Section 5.1 of the Partnership Agreement shall not apply to the Two Liberty Investment. For purposes of the Two Liberty Investment the following provision shall apply in lieu of Section 5.1:
     5.1 Allocation of Profits. After giving effect to the Regulatory Allocations set forth in Section 5.3 hereof, Profits for any fiscal year or other period of the Partnership relating to the Two Liberty Investment shall be credited to the Capital Accounts of the Partners established for purposes of the Two Liberty Investment in the following order of priority:
     (a) First, to the Partners in an amount sufficient to reverse the cumulative amount of any Losses allocated to the Partners in all prior fiscal years, first pursuant to the proviso after Section 5.2(c) hereof, and second pursuant to Section 5.2(c) hereof, allocated to each Partner in the order and in proportion to their respective Two Liberty Percentage Interests;
     (b) Second, to the Partners, until the cumulative amount allocated pursuant to this Section 5.1(b) for the current and all prior fiscal years is equal to their cumulative Preferred Return, allocated to each Partner pro rata in proportion to their respective Two Liberty Percentage Interest, plus the cumulative amount of any Losses allocated to them pursuant to Section 5.2(b) hereof in all prior fiscal years (which Losses reverse Profits allocated under this Section 5.1(b)) allocated to each Partner pro rata in proportion to the allocation of such Losses to such Partners;

     (c) Thereafter, one hundred percent (100%) pro rata to the Partners in proportion to their respective Two Liberty Percentage Interests.
     5. Allocation of Losses. Section 5.2 of the Partnership Agreement shall not apply to the Two Liberty Investment. For purposes of the Two Liberty Investment the following provision shall apply in lieu of Section 5.2:
     5.2 Allocation of Losses. After giving effect to the Regulatory Allocations set forth in Section 5.3 hereof, Losses for any fiscal year or other period will be charged to the Capital Accounts of the Partners in the following order of priority:
     (a) First, to the Partners to reverse the cumulative amount of any Profits allocated under Section 5.1(c) hereof in all prior fiscal years allocated to each Partner pro rata in proportion to their respective Two Liberty Percentage Interests;
     (b) Second, to the Partners until the cumulative amount allocated pursuant to this Section 5.2(b) for the current and all prior fiscal years is equal to the cumulative amount of any Profits allocated to them under Section 5.1(b) hereof in all prior fiscal years, allocated to each Partner pro rata in proportion to the allocation of such Profits to such Partners; and
     (c) Third, Thereafter, one hundred percent (100%) pro rata to the Partners in proportion to their respective Two Liberty Percentage Interests;
provided, however, that Losses will not be allocated to any Partner if such Losses would result in or increase an Adjusted Capital Account Deficit with respect to such Partner, and any Losses that cannot be allocated to any Partner as a result of this proviso shall be allocated first to the Capital Accounts of the other Partners in proportion to the amounts allocable without causing or increasing an Adjusted Capital Account Deficit and then one hundred percent (100%) to the General Partner.
     6. Distributions. Section 6.1(b) of the Partnership Agreement shall not apply to the Two Liberty Investment. For purposes of the Two Liberty Investment the following provision shall apply in lieu of Section 6.1(b):
     (b) Distributions of Net Distributable Cash with respect to Two Liberty Investment shall be made at such times as determined by the General Partner in its reasonable discretion not less than quarterly; distributions of Net Distributable Cash shall be made with respect to Two Liberty Investment to the Partners one hundred percent (100%) pro rata in proportion to their respective Two Liberty Percentage Interests.
     7. Asset Management Fee. Solely with respect to the Two Liberty Investment, the Asset Management Fee payable to the General Partner shall be equal to 1.00% of ADOCAB of TRST. The Asset Management Fee shall not be adjusted for any other Investment. Except as provided in this Paragraph 7, all other terms regarding the Asset Management Fee set forth in the Partnership Agreement, including Exhibit B thereto, shall apply to the Two Liberty Investment.

     8. Exhibit F. Exhibit F of the Partnership Agreement is hereby deleted and shall be replaced in its entirety with Exhibit F attached hereto.
     9. No Other Amendments. In all other respects the Partnership Agreement shall remain in full force and effect as executed by the Partners. Except as expressly stated in this Amendment, all other terms and provisions of the Partnership Agreement shall apply to the Two Liberty Investment.
     10. Facsimile/PDF Signatures. In order to expedite the execution of this Amendment, telecopied or PDF signatures may be used in place of original signatures on this Amendment. Partners intend to be bound by the signatures on the telecopied or PDF document, are aware that the other party will rely on such signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.
     11. Counterparts. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.
Signatures to follow on next page

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GENERAL PARTNER:	PPOF II, LLC, a Delaware limited liability company

	By:	/s/ James M. Ingram
	Name:	James M. Ingram
	Title:	Executive Vice President and Chief Investment Officer

	By:	/s/ M. Jayson Lipsey
	Name:	M. Jayson Lipsey
	Title:	Senior Vice President and Fund Manager

PARKWAY:	PARKWAY PROPERTIES LP, a Delaware limited partnership

By: Parkway Properties General Partners, Inc., a Delaware corporation, its sole general partner

	By:	/s/ Mandy M. Pope
	Name:	Mandy M. Pope
	Title:	Executive Vice President, Chief Accounting Officer & Secretary

	By:	/s/ Roy H. Butts
	Name:	Roy H. Butts
	Title:	Sr. Vice President & Treasurer

TRST:	TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas

	By:	/s/ Eric L. Lang
	Name:	Eric L. Lang
	Title:	Managing Director

EXHIBIT F
LIST OF PRIMARY EXECUTIVE OFFICERS OF PARKWAY AND PARKWAY
PROPERTIES, INC.

Steven G. Rogers	President and Chief Executive Officer

Richard G. Hickson IV	Executive Vice President

James M. Ingram	Executive Vice President

William R. Flatt	Executive Vice President

Mandy M. Pope	Executive Vice President